

Carmen Herrera (b. 1915)

Green and Orange (1958)



Carmen Herrera has recently achieved institutional acclaim and market recognition for her role as a pioneer of abstract art in the late 1940s.

INVESTMENT THESIS

Price Appreciation of Similar Works

49.6%

Appraised Value

N/A

Initial Offering

$2,442,000

Similar Sales



$3.0m
$2.0m
$1.0m
$0.0m
14
19

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	moderate 15 years
2020 Auction Sales	moderate $13,662,981

90% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

- At 106 years old, Cuban-American artist Carmen Herrera is well known for her hard-edged abstract paintings.
- Although there are no guarantees, similar works have appreciated at 49.6% annualized historically from 2012 to 2019.
- The painting was a highlight of her 2016-18 retrospective “Lines of Sight” at the Whitney Museum of Art, where it was listed as one of the artist’s most iconic works.
- The painting was held in the personal collection of the artist from its creation in 1958 until 2011, when it was sold to a private collector.
- Herrera’s auction records are held by *Blanco y Verde* (1966-67), which sold for $2,900,000 in March 2019, and *Blanco y Verde* (1966) which sold for $2,655,000 in November 2018.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales
$13,662,981

2020 Number of Lots Sold
61

CARMEN Herrera

b. 1915, Havana, Cuba



THE PAINTING

Green and Orange, 1958

Acrylic on canvas
60 × 72 in. (152.4 × 182.9 cm.)

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

49.6%

INITIAL OFFERING

$2,442,000

Offering Circular: sec.gov/edgar

> Carmen Herrera (b. 1915) has recently achieved institutional acclaim and market recognition for her role as a pioneer of abstract art in the late 1940s.

The Painting is an impressive large format example of Carmen Herrera's hard-edge abstractions, which she began working on in 1948. The Paintings in the artist's mature style are distinguished by their high contrast and precise execution Bright hues of green and orange are joined in the Painting, which as of July 20, 2021, is the largest work by the artist from the 1950s and 1960s to have sold at auction. As of July 20, 2021, two works of the *Blanco y Verde* series hold the top records, followed by the Painting as the third most expensive work by the artist to have sold at auction: *Blanco y Verde* (1966-1967) sold for $2,900,000 on March 1, 2019 at Sotheby's New York and *Blanco y Verde* (1966) sold for $2,655,000 on November 15, 2018 at Phillip New York. Notably, the Painting was held in the artist's collection until 2011, when it was acquired by a private collector. The Painting was exhibited as part of the 2016 "Lines of Sight" retrospective, where it was listed as one of the artist's most iconic works. The importance, scale, composition, bright colors, year and execution make the Painting a particularly desirable work by Carmen Herrera.

After studying art as a youth in Paris and Havana from the mid 1920s to 1930s, Herrera relocated to New York in 1939, amid political upheavals in her native Cuba, and concentrated on painting. While in New York, Herrera joined the acclaimed Art Students League in 1942. From 1948 to 1954, Herrera relocated with her husband to Paris, and there, developed her signature aesthetic. Herrera became associated with the Salon des Realités Nouvelles, which exhibited at the Musée d'Art Moderne de la Ville de Paris and focused on abstract art. Herrera's work was also included in the important 1951 show, titled "Art Cubain Contemporain", at the Musée National d'Art Moderne.

Of the numerous exhibitions over the past two decades, most notable was the 2016 exhibition "Carmen Herrera: Lines of Sight", a retrospective of the artist's works from 1948 to 1978, which was curated by the

> Herrera's top records at auction are led by *Blanco y Verde* (1966-1967), which sold for $2,900,000 on March 1, 2019, followed by *Blanco y Verde* (1966), which sold for $2,655,000 on November 15, 2018, and *Green and Orange* (1958), which sold for $2,200,000 on June 23, 2021.

Whitney Museum of American Art in New York, and traveled to Wexner Center for the Arts in Columbus and the Kunstsammlung Nordrhein-Westfalen in Düsseldorf over two years. Carmen Herrera's paintings reside in the permanent collections of the Museum of Modern Art, the Whitney Museum of American Art and the Metropolitan Museum of Art in New York, the Hirshhorn Museum and Smithsonian American Art Museum in Washington, DC, the Tate Collection in London, the Walker Art Center in Minneapolis, the Crystal Bridges Museum of Art in Bentonville, and the Pérez Art Museum in Miami, among others. As of July 20, 2021, Herrera's top records at auction are led by *Blanco y Verde* (1966-1967), which sold for $2,900,000 on March 1, 2019, followed by *Blanco y Verde* (1966), which sold for $2,655,000 on November 15, 2018, and *Green and Orange* (1958), which sold for $2,200,000 on June 23, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$3M
$2.25M
$1.5M
$0.75M
2012
2013
2013
2014
2014
2015
2015
2016
2017
2017
2018
2018
2019
2019



Signed and dated *Carmen Herrera 1958* on the reverse.



The importance, scale, composition, bright colors, year and execution make the painting a particularly desirable work by Carmen Herrera.


THE
100
YEARS
SHOW
FROM THE DIRECTOR OF
AI WEIWEI: NEVER SORRY
starring
Carmen Herrera
it's never too late.

In 2015, a short documentary film was made about Herrera, named *The 100 Years Show*. The film follows the Cuban-American abstract, minimalist painter as she celebrates her 100th birthday.


CARMEN
HERRERA
LINES
OF SIGHT

From Carmen Herrera's 'Lines of Sight' retrospective at the Whitney Museum of American Art, which exhibited September 16, 2016 through Jan 9, 2017.



Carmen Herrera is living in New York city and as of May 2021 is aged 106.

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Carmen Herrera with the following criteria: paintings on canvas or wood relief, created between 1950 and 1975 that measure between 20 inches by 40 inches, regardless of orientation, and 80 inches by 80 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 49.6% CAGR implied from selected sales occurring from November 20, 2012 to November 14, 2019.

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